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                                                                   EXHIBIT 10.67


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of this 14th day of February, 2002, is by and between CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation with its principal place of business at 10 Burton Hills Boulevard, Nashville, Tennessee 37215 ("CCA" or the "Company"), and J. MICHAEL QUINLAN, a resident of Springfield, Virginia (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee is currently serving as an Executive Vice President of the Company and as its Chief Operating Officer;

         WHEREAS, Employee and the Company, through its wholly owned subsidiary, CCA of Tennessee, Inc., a Tennessee corporation and successor by merger to Corrections Corporation of America, a Tennessee corporation formerly known as Correctional Management Services Corporation, were parties to that certain Employment Agreement, dated August 3, 1999, which by its terms expired on January 1, 2002 (the "Prior Employment Agreement");

         WHEREAS, Employee and Company desire to effect a restructuring of Employee's position and responsibilities with the Company, pursuant to which Employee shall no longer serve as an Executive Vice President of the Company and as its Chief Operating Officer, but rather Employee shall perform such services for the Company as may be directed from time to time by the Board of Directors or Chief Executive Officer and President of the Company; and

         WHEREAS, the Company and Employee now desire to enter into this Agreement and set forth the terms and conditions of the foregoing transition and Employee's continued employment with the Company.

         NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee do hereby agree as follows:

         1. Employment. (a) Until such time as the Company engages a full-time and permanent Chief Operating Officer of the Company to replace Employee in such position (the "Interim Period"), the Employee shall continue to be employed by the Company as an Executive Vice President and as its Chief Operating Officer. In such capacity, Employee shall perform the duties and responsibilities normally associated with the position of an Executive Vice President and the Chief Operating Officer of the Company and such other duties as may be directed from time to time by the Board of Directors and/or Chief Executive Officer and President of the Company. In addition, during the Interim Period Employee shall cooperate fully with the Board of Directors and Chief Executive Officer and President of the Company in the engagement of, and transition to, a new full-time and permanent Chief Operating Officer of the Company.



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During the Interim Period, Employee shall also serve in such other offices of the Company to which he may be elected or appointed by the Board of Directors. In fulfilling these responsibilities and duties, Employee agrees to abide by the Company's Charter, Bylaws and the direction of its Board of Directors and Chief Executive Officer and President except to the extent such direction would be inconsistent with applicable law. Employee shall perform these functions while being located at the Company's headquarters in Nashville, Tennessee.

         (b) Following the Interim Period set forth in (a) above and during the remaining term of this Agreement (the "Primary Period"), Employee shall cease to serve as an Executive Vice President of the Company and as its Chief Operating Officer and shall instead serve in such positions and capacities and perform such duties and responsibilities as may be directed from time to time by the Company's Board of Directors and/or the Chief Executive Officer and President of the Company. In fulfilling these responsibilities and duties, Employee agrees to abide by the Company's Charter, Bylaws and the direction of its Board of Directors and Chief Executive Officer and President except to the extent such direction would be inconsistent with applicable law. Employee shall perform these services for the Company while being located in the Washington D.C. area or at such other location as Employee and the Board of Directors and/or the Chief Executive Officer and President of the Company may agree.

         (c) Notwithstanding anything to the contrary herein, in the event the Company determines at any time during the Term (as hereinafter defined) of this Agreement not to engage a full-time and permanent Chief Operating Officer of the Company to replace Employee in such position, upon notice to Employee of such determination, the Interim Period will be deemed immediately and automatically ended and the Primary Period commenced, and the obligations and rights of the parties hereunder shall shift to those applicable during the Primary Period.

         2. Term. Subject to the provisions of termination as provided in
Section 4 herein, the term of Employee's employment under this Agreement shall begin as of the day and year first above written and shall terminate on January 31, 2004 (the "Term"). Upon the expiration of the Term of this Agreement, unless provided to the contrary herein or otherwise provided by law, all rights and obligations of the parties hereunder shall cease and be of no further force and effect. The Company and Employee may thereafter enter into such consulting or other agreements as the parties may deem desirable with such terms as may be mutually acceptable to the parties. Notwithstanding the foregoing, nothing herein shall be deemed to obligate either party to enter into such an agreement or otherwise establish such a relationship upon the expiration of the Term of this Agreement.

         3. Compensation.

         3.1. Base Salary During Interim Period. For all duties rendered by Employee during the Interim Period, the Company shall pay Employee a base salary (the "Interim Period Base Salary") in such amount as the Board of Directors may determine, provided that such Interim Period Base Salary is not less than Three Hundred and Eight Thousand Dollars ($308,000.00)



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per year. Such Interim Period Base Salary shall be payable in bi-weekly installments in accordance with the Company's standard payroll practices.

         3.2. Bonus During Interim Period. The Company shall pay Employee an annual cash bonus during the Interim Period (the "Interim Period Bonus") as may be applicable to the Company's Executive Vice Presidents and/or the Company's Chief Operating Officer under the terms of the Company's cash bonus plan then in effect. Any such bonus earned by and payable to Employee under this Section 3.2. shall be paid to Employee as provided for by such plan.

         3.3. Base Salary During Primary Period. For all duties rendered by Employee during the Primary Period, the Company shall pay Employee a base salary (the "Primary Period Base Salary") in such amount as the Board of Directors may determine, provided that such Primary Period Base Salary is not less than Two Hundred Forty Thousand Dollars ($240,000.00) per year. Such Primary Period Base Salary shall be payable in bi-weekly installments in accordance with the Company's standard payroll practices. For the purposes of this Agreement, the applicable base salary payable to Employee during either the Interim Period or during the Primary Period (whichever may be in effect during the time in question) is known as the Employee's "Base Salary."

         3.4. Bonus During Primary Period. The Company shall pay the Employer an annual cash bonus during the Primary Period (the "Primary Period Bonus") as may be applicable to the Company's Vice Presidents under the terms of the Company's cash bonus plan then in effect. Any such bonus earned by and payable to Employee under this Section 3.4. shall be paid to Employee as provided for by such plan. For the purposes of this Agreement, the applicable cash bonus payable to Employee during either the Interim Period or during the Primary Period (whichever may be in effect during the time in question) is known as the Employee's "Cash Bonus."


         3.5. Benefits. During the Term of this Agreement, Employee shall be entitled to an annual paid vacation as established by the Board of Directors and/or the Chief Executive Officer and President of the Company. In addition, during the term of this Agreement, Employee shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. Employee will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group life, disability, hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including stock purchase programs and stock option plans. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees as long as such amendment or termination is applicable to all salaried employees. Employee shall also be entitled to reimbursement for all reasonable business expenses incurred by Employee in the




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performance of his duties under this Agreement in accordance with custom and standard Company policy.

         3.6. Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

         3.7. Effect of Agreement on Previously Granted Equity Compensation. During the Term of this Agreement, any and all options to purchase shares of the Company's common stock and restricted shares of the Company's Series B Preferred Stock previously granted to Employee shall continue to vest (to the extent not already vested) and be exercisable (with respect to options) according to the terms of the plans under which such options or restricted shares were granted. Upon the expiration of the Term of this Agreement, any and all unvested options to purchase shares of common stock and/or restricted shares of Series B Preferred Stock shall automatically vest (with respect to options, such options shall vest as the result of Employees "retirement" under the applicable plans to which they are subject). In the event Employee's employment is terminated prior to the expiration of the Term, all options and restricted shares shall be treated as provided for under the terms of the applicable plans to which they are subject.

         4. Termination of Agreement.

         4.1. Termination of Agreement Upon Death of Employee.

         4.1.1. General. The Company may terminate this Agreement without any further obligation (except as provided in this Section 4.1.1. and in Section
4.1.2. herein) to Employee upon the death of Employee. If Employee's death occurs in the course or as the result of the performance of his duties under this Agreement, however, Employee's Base Salary shall continue to be paid to the Employee's estate or designated beneficiaries for a period of six (6) months from the date of Employee's death. Nothing in this Section 4.1.1. is intended to effect the entitlement of Employee or his estate or beneficiaries to any payments or benefits to which he or it would otherwise be entitled under any other Company plan or program.

         4.1.2. Salary and Bonus. If Employee's employment shall be terminated because of Employee's death, Employee's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable: (A) the actual Cash Bonus, if any, he would have received in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365, payable at the same time as bonuses are paid to other employees and (B) accrued but unpaid Base Salary and such payments under applicable plans or programs to which Employee's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.





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         4.2. Termination of Agreement Upon Disability of Employee.

         4.2.1. General. The Company may terminate this Agreement without any further obligation (except as provided in this Section 4.2.1. and in Section
4.2.2. herein) to Employee upon the Disability of the Employee (as defined below). If Employee's Disability occurs in the course or as the result of the performance of his duties under this Agreement, however, Employee's Base Salary shall continue to be paid to the Employee or his guardian for a period of six
(6) months from the date of Disability. Nothing in this Section 4.2.1. is intended to effect the entitlement of Employee or his guardian to any payments or benefits to which he or it would otherwise be entitled under any other Company plan or program.

         4.2.2. Salary and Bonus. If Employee's employment shall be terminated because of Employee's Disability, Employee shall receive or commence receiving, as soon as practicable: (A) the actual Cash Bonus, if any, he would have received in respect of the fiscal year in which his Disability occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his Disability and the denominator of which is 365, payable at the same time as bonuses are paid to other employees and (B) accrued but unpaid Base Salary and such payments under applicable plans or programs to which the Employee or Employee's guardian is entitled pursuant to the terms of such plans or programs.

         4.2.3. Definition of Disability. For purposes of this Agreement, "Disability" shall mean Employee's absence from performance of his assigned duties for the Company on a full-time basis for three (3) consecutive calendar months as a result of incapacity due to medically documented physical or mental illness and which, in the opinion of the Employee's physician, makes it impossible for Employee to perform his duties and responsibilities under this Agreement.

         4.3. Termination for Cause.

         4.3.1. General. During the term of this Agreement, the Company may, at any time and in its sole discretion, terminate this Agreement for Cause, effective as of the date of provision of written notice to Employee thereof.

         4.3.2. Salary and Bonus. If Employee's employment shall be terminated with Cause: (i) the Company shall pay Employee his Base Salary earned through the date of termination of Employee's employment with the Company; and (ii) the Company shall not have any further obligations to Employee under this Agreement except those required to be provided by law.

         4.3.3. Definition of "Cause". For purposes of this Agreement, "Cause" shall mean: (i) Employee's commission or conviction of a felony or of a crime involving dishonesty or moral turpitude, including misappropriation or embezzlement of Company assets or funds; (ii) willful and material wrongdoing by Employee, including, but not limited to, acts of dishonesty or fraud, which have an adverse effect on the Company or any of its subsidiaries or affiliates; (iii) Employee's intentional violation of any applicable local, state or federal law or regulation



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affecting the Company in any material respect; (iv) willful or negligent failure of Employee to perform his duties to the Company or breach a material obligation under this Agreement; or (v) any other action by Employee which in the reasonable judgment of the Board of Directors and/or the Chief Executive Officer and President of the Company materially adversely impacts the business or reputation of the Company. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth above are able to be remedied or cured by Employee, Cause shall not be deemed to exist (and thus the Company may not terminate Employee for Cause hereunder) unless Employee fails to remedy or cure such event, action or breach within ten (10) days after being given written notice of such event, action or breach by the Company.

         4.4. Resignation by Employee for Good Reason.

         4.4.1. General. Employee shall be entitled to resign his employment with the Company for Good Reason at any time pursuant to this Section 4.4. The fact that Employee may choose not to resign his employment for Good Reason after the occurrence of any event constituting Good Reason shall in no way affect Employee's right to do so upon the occurrence of a subsequent transaction or event which constitutes a Good Reason.

         4.4.2. Salary and Bonus. In the event Employee resigns for Good Reason, Employee shall receive (A) the actual Cash Bonus, if any, he would have received in respect of the fiscal year in which his resignation for Good Reason occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his resignation for Good Reason and the denominator of which is 365, payable at the same time as bonuses are paid to other executives and (B) accrued but unpaid Base Salary and such payments under applicable plans or programs to which Employee is entitled pursuant to the terms of such plans or programs. The Company shall also pay Employee, on a monthly basis, the amount due to Employee as his compensation, based upon the annual rate payable as of the date of resignation for Good Reason, without any cost of living adjustments. Such payments shall continue from the date of resignation for Good Reason through the earlier to occur of (i) the first anniversary date of Employee's resignation for Good Reason, or (ii) the expiration of the term of this Agreement. The Company's obligation to make the payments set forth in this
Section 4.4.2. shall be unconditional, and Employee shall not be required to mitigate the amount of any payment provided for in this Section 4.4.2. In addition, Employee shall continue to be covered under medical, health, life and disability insurance plans of the Company of which Employee participates at the time of his resignation for Good Reason for a period continuing from the date of resignation for Good Reason through the earlier to occur of (i) the first anniversary date of Employee's resignation for Good Reason, or (ii) the expiration of the Term of this Agreement. All payments will cease upon death of Employee, regardless of the term remaining.

         4.4.3 Definition of Good Reason. "Good Reason" shall mean the occurrence of any of the following events without Employee's express written consent:

                  (i) the elimination or material reduction by the Company of any of the benefits to which Employee is eligible for and entitled to participate in, whether now in



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         effect or added during the term of this Agreement or the failure of the
         Company to provide Employee with benefits or facilities at least comparable to those benefits or facilities made available to other employees within the Company; or

                  (ii) any purported termination of the employment of Employee by the Company which is not effected according to the requirements of this Agreement.

         4.5. Resignation by Employee without Good Reason.

         4.5.1. General. Employee shall be entitled to resign his employment with the Company without Good Reason at any time pursuant to this Section 4.5.

         4.5.2. Salary and Bonus. If Employee resigns without Good Reason:
(i) the Company shall pay Employee his Base Salary earned through the date of termination of Employee's employment with the Company as the result of his resignation and (ii) the Company shall not have any further obligations to Employee under this Agreement except those required to be provided by law.

         5. Non-Competition, Non-Solicitation and Non-Disclosure.

         5.1. Non-Competition. Employee, in his former and present capacities as an executive officer and employee of the Company and its affiliates and subsidiaries, is well versed in the development, ownership, management and operation of correctional and detention facilities. In consideration of the agreements of the Company contained herein, Employee hereby agrees that during the Time Period, as hereinafter defined, he and/or any of his Affiliates, as hereinafter defined, will not, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person, firm, corporation or entity), or otherwise assist any Person or entity that engages in or owns, invests in, operates, manages or controls any entity, venture or enterprise that directly or indirectly engages or proposes to engage in any Competitive Business, as hereinafter defined, anywhere within the United States, without the express written consent of the Company. Nothing contained herein, however, shall prohibit Employee from owning common stock or similar interest of any corporation or entity engaged in a Competitive Business and which is listed on a recognized securities exchange or traded in the over-the counter-market to the extent that ownership of such common stock does not exceed five percent (5%) of the outstanding common stock or similar interest of such corporation or entity. For the purpose of this Agreement, the following definitions shall apply:

         "Affiliate" means any person or entity which, directly or indirectly through one or more intermediaries, controls, or is controlled by or under the common control of Employee.

         "Competitive Business" means the construction, development, financing, owning, operating or managing of correctional or detention facilities, including government-owned



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prison, jail and detention facilities, or any other business which is currently conducted or proposed to be conducted by the Company or any of its subsidiaries or affiliates.

         "Person" means and includes any individual, partnership, joint venture, trust, estate, corporation, limited liability company, company, firm, group or other entity.

         "Time Period" means during the period which Employee serves as an employee of the Company and for a period of one (1) year thereafter; provided, however, that in the event that the Employee's employment is terminated by the Company for Good Reason, the provisions of this Section 5.1 shall be of no further force or effect.

         5.2. Non-Solicitation. Employee hereby covenants and agrees that during the Time Period, Employee shall not directly or indirectly: (i) solicit any customer or client of the Company or any of its subsidiaries or affiliates with respect to any business in which the Company or any of its subsidiaries or affiliates is then engaged other than on the Company's behalf; or (ii) induce or encourage any employee of the Company or any of its subsidiaries or affiliates to leave the employ of the Company or any of its subsidiaries or affiliates other than at the Company's direction.

         5.3. Confidential Information. Employee acknowledges and agrees that all confidential or proprietary information, including but not limited to, contract terms, financial information, operating data, customer lists, supplier lists, pricing policies, marketing plans, business plans or models, marketing information and all other information (the "Confidential Information"), and all other tangible or intangible items or ideas making up the Confidential Information owned or developed by or related to the Company, and the goodwill associated with them, which (i) is, was or will be obtained by Employee as a result of his employment with the Company, and (ii) is not generally available to the public, shall remain the sole and exclusive property of the Company, shall not be used by Employee for any purpose other than in the course of his employment with the Company hereunder, and shall not be described or disclosed to any party or person (other than in connection with his employment with the Company) without the express written consent of the Company. Employee agrees that following the termination of his employment with the Company (for any reason), no copies will be retained of any written Confidential Information, documentary materials, computer hard drives, diskettes, and/or any other electronic storage devices to which Employee has or had access in the course of his employment with the Company, except with the express written consent and permission of the Company. Employee also agrees that following the termination of his employment with the Company (for any reason), Employee will return all Company property including, but not limited to, Confidential Information, written notes, photographs, memoranda and other similar items, keys, computers, diskettes, other electronic storage devices, and any copies made thereof, obtained in the course of his relationship, to the Company.

         5.4. Remedies. In addition to any other rights and remedies available under this Agreement, at law or otherwise, the Company shall be eligible for an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any



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violation of Section 5.1., Section 5.2. or Section 5.3. above. Any provisions of
Section 5.1., Section 5.2. or Section 5.3. above which are deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

         6. Notices. Any notice required or permitted to be given under this Agreement shall be deemed given if delivered in person or if in writing, sent by registered or certified mail to the address set forth following his signature to this Agreement, in the case of Employee, or to its principal office, in the case of the Company.

         7. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         8. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee acknowledges that the services to be rendered by him are unique and personal, and Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

         9. Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, between the parties related to the subject matter hereof and thereof. There are no arrangements, understandings, restrictions, representations or warranties among the parties other than those expressly set forth herein. Employee expressly acknowledges that the Prior Employment Agreement has expired by its terms and as a result thereof the Company has no further obligation to Employee thereunder.

         10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee without giving effect to conflicts of law principles thereof.

         11. Headings. Captions and section headings are used herein for convenience only, and are not part of this Agreement, and shall not by used in construing it.

         12. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument. Facsimile signatures shall be deemed to constitute original signatures.




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.


                                         EMPLOYEE:

                                         /s/ J. Michael Quinlan
                                         -------------------------------------
                                         J. MICHAEL QUINLAN
                                         Address:    [intentionally omitted]
                                                  ----------------------------

                                                  ----------------------------

                                                  ----------------------------


                                         THE COMPANY:

                                         CORRECTION CORPORATION OF AMERICA

                                         By: /s/ John D. Ferguson
                                             ---------------------------------
                                         Title: President
                                                ------------------------------









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